================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                        Date of Report: December 4, 1998

================================================================================


Exact Name of Registrant                   Commission     I.R.S. Employer
as Specified in Its Charter                File Number   Identification No.
----------------------------------------   -----------   ------------------

   Hawaiian Electric Industries, Inc.           1-8503           99-0208097
   Hawaiian Electric Company, Inc.              1-4955           99-0040500

================================================================================

                                State of Hawaii
                 ----------------------------------------------
                 (State or other jurisdiction of incorporation)


                  900 Richards Street, Honolulu, Hawaii 96813
        ----------------------------------------------------------------
             (Address of principal executive offices and zip code)


Registrant's telephone number, including area code:

               (808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)
               (808) 543-7771 - Hawaiian Electric Company, Inc. (HECO)

                                     None
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)


================================================================================

Item 5. Other Events


Earnings release

On January 19, 1998, HEI issued the following news release:


  HAWAIIAN ELECTRIC INDUSTRIES, INC. REPORTS 1998 EARNINGS

  HONOLULU -- Hawaiian Electric Industries, Inc. (NYSE - HE) today reported net income from continuing operations for the year ended December 31, 1998 of
  $94.6 million, or $2.96 per share.   Net income from continuing operations was
  $94.3 million, or $3.01 per share, in 1997, excluding a nonrecurring after tax charge of $2.4 million for acquisition costs associated with the purchase of Bank of America's Hawaii operations.

  "Although Hawaii's economy continued to lag that of the nation, our companies managed to keep earnings from continuing operations essentially unchanged from the prior year," said Robert F. Clarke, HEI chairman, president and chief executive officer.

  Net income in 1998 amounted to $84.8 million, or $2.65 per share. The company recorded an after-tax loss of $23.6 million due to the discontinuance of its
  residential real estate operation in 1998.   This loss was offset in part by
  an after-tax gain of $13.8 million from the settlement of HEI's claims against three insurance carriers relating to the 1994 settlement of a lawsuit concerning the company's formerly owned property and casualty insurance
  subsidiary.   Net income in 1997, including the loss from discontinued real estate operations, amounted to $86.4 million, or $2.76 per share.

  Electric utility operating income in 1998 was up slightly at $177.5 million compared with $171.8 million in 1997.

  "Our utility companies did a terrific job in containing costs and improving productivity to offset poor sales. It will be difficult to continue to contain costs but our efforts will continue," said Clarke.

  Kilowatthour sales for the year were down 1% compared to 1997. Hawaii's poor economy caused the unprecedented drop in sales for two consecutive years. Through November, visitor arrivals in Hawaii were 2% lower than the comparable period of 1997, while visitor days remained relatively flat due to an increase in the average length of stay. In addition, cooler temperatures on Oahu during the year resulted in lower residential and commercial air conditioning usage. Cooling degree days on Oahu in 1998 were 6% lower than 1997.

  Excluding the nonrecurring charge, savings bank operating income increased to $53.7 million in 1998 compared with $48.8 million in 1997.

  "American Savings Bank's increase in operating income reflects a full year of added earnings from the acquisition of Bank of America's Hawaii operations. The results would have been even better for the bank had earnings not been reduced by a flat yield curve, rising delinquencies, integration costs and Year 2000 expenses," Clarke said.

  With higher delinquencies, the savings bank continued to increase its provision for loan losses. Net charge-offs, however, remained low in 1998 at 0.13% of average loans outstanding versus 0.12% in 1997. The bank's interest rate spread the difference between the yield on earning assets and cost of funds was 3.11% for 1998 versus 2.90% in 1997.

  The results of HEI's other nonutility subsidiaries and the corporate parent in 1998 reflect a larger operating loss than the prior year due in part to higher start up costs of the international power subsidiary offset by improved
  results from the maritime freight transportation subsidiaries.   In addition,
  last year's results included a $3 million after-tax investment gain recognized by the company's passive investment subsidiary.

  Interest expense increased due to higher borrowings to finance the acquisition of Bank of America's Hawaii operations. In addition, preferred securities distributions were higher, as trust preferred securities were issued in February 1997, March 1997 and December 1998.

  Hawaiian Electric Industries is a diversified holding company that delivers essential services to the people of Hawaii. Its core businesses are electric utilities and a savings bank. Other subsidiaries are involved in maritime freight transportation and independent power and integrated energy services projects in Asia and the Pacific.


  Forward-looking information

  This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Except for historical information contained herein, the matters set forth are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as the effect of international, national and local economic conditions, including the condition of the Hawaii tourist and construction industries; product demand and market acceptance risks; increasing competition in the electric utility industry; capacity and supply constraints or difficulties; new technological developments; governmental and regulatory actions, including decisions in rate cases and on permitting issues; the results of financing efforts; the timing and extent of changes in interest rates and foreign currency exchange rates; the convertibility and availability of foreign currency; political and business risks inherent in doing business in a developing country; and the risks associated with the installation of new computer systems and the avoidance of Year 2000 problems. Investors are also directed to consider other risks and uncertainties discussed in other periodic reports previously and subsequently filed by HEI and/or HECO with the SEC.

Hawaiian Electric Industries, Inc. and subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

                                                    Three months ended                 Years ended
(in thousands, except                                     December 31,                December 31,
  per share amounts)                                  1998        1997          1998          1997
---------------------------------------------------------------------------------------------------
Revenues
Electric utility                                  $253,789    $276,209    $1,016,283    $1,107,523
Savings bank                                       103,559      83,924       409,883       294,135
Other                                               14,976      15,052        58,999        58,769
                                                  --------    --------    ----------    ----------
                                                   372,324     375,185     1,485,165     1,460,427
                                                  --------    --------    ----------    ----------
Expenses
Electric utility                                   211,864     231,591       838,833       935,770
Savings bank                                        91,988      71,497       356,233       245,340
 Acquisition costs*                                     --       4,056            --         4,056
Other                                               16,700      16,519        65,453        62,554
                                                  --------    --------    ----------    ----------
                                                   320,552     323,663     1,260,519     1,247,720
                                                  --------    --------    ----------    ----------
Operating income (loss)
Electric utility                                    41,925      44,618       177,450       171,753
Savings bank                                        11,571       8,371        53,650        44,739
Other                                               (1,724)     (1,467)       (6,454)       (3,785)
                                                  --------    --------    ----------    ----------
                                                    51,772      51,522       224,646       212,707
                                                  --------    --------    ----------    ----------
Interest expense--
 electric utility and other                        (17,179)    (16,113)      (70,524)      (62,292)
Allowance for borrowed funds
 used during construction                              770       1,532         5,915         6,190
Preferred stock dividends
 of electric utility subsidiaries                   (1,498)     (1,556)       (6,005)       (6,253)
Preferred securities distributions
 of trust subsidiaries                              (3,268)     (3,097)      (12,557)      (10,600)
Allowance for equity funds
 used during construction                            1,325       2,785        10,106        10,864
                                                  --------    --------    ----------    ----------
Income from continuing operations
 before income taxes                                31,922      35,073       151,581       150,616
Income taxes                                        10,813      11,256        56,953        58,773
                                                  --------    --------    ----------    ----------
Income from continuing operations                   21,109      23,817        94,628        91,843
                                                  --------    --------    ----------    ----------
Discontinued operations, net of income taxes
 Loss from operations                                   --        (971)      (13,598)       (5,401)
 Net gain on disposals                                  --          --         3,781            --
                                                  --------    --------    ----------    ----------
Loss from discontinued operations                       --        (971)       (9,817)       (5,401)
                                                  --------    --------    ----------    ----------
Net income                                        $ 21,109    $ 22,846    $   84,811    $   86,442
                                                  ========    ========    ==========    ==========

                                                   Three months ended           Years ended
(in thousands, except                                  December 31,              December 31,
 per share amounts)                                 1998        1997         1998          1997
===================================================================================================
Per common share
 Basic earnings (loss) -
  Continuing operations                           $   0.66    $   0.75    $     2.96    $     2.93
  Discontinued operations                               --       (0.03)        (0.31)        (0.17)
                                                  --------    --------    ----------    ----------
                                                  $   0.66    $   0.72    $     2.65    $     2.76
                                                  ========    ========    ==========    ==========
 Diluted earnings (loss)
  Continuing operations                           $   0.66    $   0.75    $     2.95    $     2.92
  Discontinued operations                               --       (0.03)        (0.31)        (0.17)
                                                  --------    --------    ----------    ----------
                                                  $   0.66    $   0.72    $     2.64    $     2.75
                                                  ========    ========    ==========    ==========
 Dividends                                        $   0.62    $   0.61    $     2.48    $     2.44
                                                  ========    ========    ==========    ==========
Weighted average number of
 common shares outstanding                          32,081      31,765        32,014        31,375
                                                  ========    ========    ==========    ==========

Adjusted weighted average shares                    32,199      31,888        32,129        31,470
                                                  ========    ========    ==========    ==========

* One-time expenses incurred by ASB related to the acquisition in December 1997 of most of Bank of America - Hawaii operations ($2.4 million after tax).

Income from continuing operations excluding acquisition costs             $    94,628   $   94,285
                                                                          ===========   ==========
Basic earnings per common share
 from continuing operations excluding acquisition costs                   $      2.96   $     3.01
                                                                          ===========   ==========

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in HEI's Annual Report on SEC Form 10-K for the years ended December 31, 1997 and December 31, 1998 (when filed) and the consolidated financial statements and the notes thereto in HEI's Quarterly Report on SEC Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

HEI Power Corp. (HEIPC) subsidiary makes strategic investment in the Philippines

In December 1998, HEIPC invested $7.6 million, through a wholly-owned, indirect subsidiary, to acquire convertible cumulative nonparticipating 8% preferred shares in Cagayan Electric Power & Light Co., Inc. (CEPALCO), an electric distribution company in the Philippines. The preferred shares are convertible into common shares at the option of HEIPC after 2 years and within 5 years, unless CEPALCO has an initial public offering (at which time there would be a mandatory conversion). The preferred shares are also redeemable in five years, if not converted earlier. The preferred shares are intended to constitute 15% of the issued and outstanding capital stock of CEPALCO upon their full conversion. The acquisition is a strategic move which puts HEIPC in a position to participate in the eventual privatization of the National Power Corporation and growth in the distribution business in the Philippines. CEPALCO is a privately owned, regulated local distribution company on the island of Mindanao.

Information provided by CEPALCO. CEPALCO has an exclusive franchise in four
--------------------------------
cities/municipalities located in the province of Misamis Oriental. CEPALCO operates and maintains a total substation capacity of 75 megavoltamperes distributed among three power substations. It also operates and maintains a total of 47 kilometers of transmission lines (rated at 69 kilovolts and 138 kilovolts) and a total of 1,000 kilometers of distribution lines. In recent years, CEPALCO's customer base has increased at an average annual rate of approximately 7%. In 1997, CEPALCO had approximately 70,000 commercial, industrial, residential and bulk power customers.

Hawaii Electric Light Company, Inc. (HELCO) power situation

The following discussion repeats and updates disclosures made in previous reports concerning the status of HELCO's efforts to provide additional generation on the island of Hawaii.

Background. In 1991, HELCO identified the need, beginning in 1994, for
----------
additional generation to provide for forecast load growth while maintaining a satisfactory generation reserve margin, to address uncertainties about future deliveries of power from existing firm power producers and to permit the retirement of older generating units. Accordingly, HELCO proceeded with plans to install at its Keahole power plant site two 20-megawatt (MW) combustion turbines (CT-4 and CT-5), followed by an 18-MW heat steam recovery generator (ST-7), at which time these units would be converted to a 56-MW (net) combined-cycle unit. In January 1994, the Public Utilities Commission of the State of Hawaii (PUC) approved expenditures for CT-4, which HELCO had planned to install in late 1994.

The timing of the installation of HELCO's phased combined-cycle unit at the Keahole power plant site has been revised several times due to delays in (a) obtaining approval from the Hawaii Board of Land and Natural Resources (BLNR) of a Conservation District Use Permit (CDUP) amendment and (b) obtaining from the Department of Health of the State of Hawaii (DOH) and the U.S. Environmental Protection Agency (EPA) a Prevention of Significant Deterioration/Covered Source permit (PSD permit) for the Keahole power plant site. Subject to satisfactory resolution of the CDUP amendment and PSD permit matters, HELCO's current plan continues to contemplate that CT-4 and CT-5 will be added to its system. Current plans are for ST-7 to be deferred to approximately 2006 or 2007 unless the Encogen Hawaii, L.P. facility (described below) is not placed in service as planned. In December 1998, HELCO disposed of ST-7 costs as described below.

CDUP amendment. On July 10, 1997, the Third Circuit Court of the State of Hawaii
---------------
issued its Amended Findings of Fact, Conclusions of Law, Decision and Order on HELCO's appeal of an order of the BLNR, along with other consolidated civil cases relating to HELCO's application for a CDUP amendment. This decision allows HELCO to use its Keahole property as requested in its application. An amended order to the same effect was issued on August 18, 1997. Final judgments have been entered in all of the consolidated cases. Appeals with respect to the final judgments for certain of the cases have been filed with the Hawaii Supreme Court. Motions filed with the Third Circuit Court to stay the effectiveness of the judgments pending resolution of the appeals were denied in April and July 1998 (in response to a motion for reconsideration). In August 1998, the Hawaii Supreme Court denied nonhearing motions for stay of final judgment pending resolution of the appeals. Management believes that HELCO will ultimately prevail on appeal and that the final judgments of the Third Circuit Court will be upheld.

PSD permit. In November 1995, the EPA declined to sign HELCO's PSD permit for
----------
the combined-cycle unit. In 1997, the EPA and the DOH issued a final PSD permit for HELCO's combined-cycle unit at Keahole. Nine appeals of the issuance of the permit were filed with the EPA's Environmental Appeals Board (EAB) in December 1997.

On November 25, 1998, the EAB issued an Order Denying Review in Part and Remanding in Part. The EAB denied appeals of the permit that were based on challenges to (1) DOH's use of a netting analysis (with respect to nitrogen oxide (NOx) emissions), (2) DOH's determination of Best Available Control Technology (BACT) for control of sulfur dioxide emissions, and (3) certain aspects of DOH's ambient air and source impact analysis. However, the EAB concluded that DOH had not adequately responded to comments that had been made during the public comment period that data relating to certain ambient air concentrations were outdated or were measured at unrepresentative locations. The EAB remanded the proceedings and directed DOH to reopen the permit for the limited purpose of (1) providing an updated air quality impact report incorporating current data on sulfur dioxide and particulate matter ambient concentrations and (2) providing a sufficient explanation of why the carbon monoxide and ozone data used to support the permit are reasonably representative, or performing a new air quality analysis based on data shown to be representative of the air quality in the area to be affected by the project. The EAB directed DOH to accept and respond to public comments on DOH's decisions with respect to these issues and ruled that any further appeals of its decision would be limited to the issues addressed on remand.

On December 4, 1998, HELCO filed with the EAB a motion for reconsideration of its November 25, 1998 Order, contending that the DOH adequately responded to public comments about the air quality data used in the air permit application. The Keahole Defense Coalition (KDC) filed with the EAB a motion dated December 7, 1998 for reconsideration of the EAB's November 25, 1998 Order, regarding the validity of HELCO's PSD Permit No. HI-88-01 for CT-2, and the applicability of the terms of a PSD delegation agreement between the DOH and EPA. Kawaihae Cogeneration Partners (KCP) filed with the EAB a motion dated December 8, 1998 for reconsideration of the EAB's November 25, 1998 Order regarding the EAB's approval of the Keahole BACT determination. On December 18, 1998, HELCO filed with the EAB a memorandum in opposition to KDC's and KCP's motions for reconsideration. The EAB's decision with respect to the motions for reconsideration is pending.

As a result of the EAB's decision on November 25, 1998, there has been a further delay in HELCO's construction of CT-4 and CT-5 at Keahole. The actual length of the delay will depend on the outcome of the motions for reconsideration and the actions needed to address the EAB's rulings, but may exceed one year. Despite this additional delay, HELCO believes that the PSD permit will eventually be obtained, and the generating units will be built. Though management believes it has acted prudently with respect to this project, HELCO has decided to discontinue, for financial reporting purposes, the accrual of an Allowance For Funds Used During Construction (AFUDC) on the generating units effective December 1, 1998. The generating unit delays are being imposed on HELCO by external forces, are unavoidable and are beyond HELCO's control. The length of the delays to date and potential further delays were factors considered by management in its decision to discontinue the accrual of AFUDC (which would have been approximately $0.4 million after-tax per month) for financial reporting purposes.

In addition to discontinuing the accrual of AFUDC, HELCO is proceeding to dispose of approximately $800,000 in costs accumulated against ST-7 (the steam waste heat generator segment of the combined cycle unit). Of the total costs incurred, approximately $650,000 was written off to expense in December 1998. The remaining approximately $150,000, which represents the salvage value of purchased switchgear, will be transferred to inventory in January 1999. This disposition of ST-7 costs was made because HELCO believes, at this time, that the unit will not be needed in the immediate future.

Declaratory judgment actions. In February 1997, the Keahole Defense Coalition
----------------------------
and three individuals filed a lawsuit in the Third Circuit Court of the State of Hawaii against HELCO, the director of the DOH, and the BLNR, seeking declaratory rulings that, with regard to the Keahole project, one or more of the defendants had violated, or could not allow the plant to operate without violating, the State Clean Air Act, the State Noise Pollution Act, conditions of HELCO's conditional use permit, covenants of HELCO's land patent and Hawaii administrative rules regarding standard conditions applicable to land permits. The Complaint was amended in March of 1998 to add a claim that an amendment to a provision of the land patent (relating to the conditions under which the State could repurchase the land) is void and that the original provision should be reinstated. Cross motions for summary judgment were denied without explanation by orders filed in March 1998. The court subsequently granted plaintiffs' motion to clarify the issues involved in one count of the complaint, but HELCO does not believe that the court's ruling on this motion or related findings are significant with respect to the ultimate outcome of the case.

Discovery in the case is ongoing and the case has been set for jury trial in May 1999. Based on the discovery to date, HELCO does not believe that there are issues of fact requiring jury resolution and HELCO currently intends to complete discovery and then to file motions for summary judgment and other relief. The motions are expected to demonstrate that plaintiff's claims are without merit as well as to establish a number of affirmative defenses, including plaintiffs' lack of standing, the applicability of the primary jurisdiction doctrine, the failure of plaintiffs to exhaust their administrative remedies or to satisfy conditions precedent to the filing of the suit and the barring of plaintiffs' claims under the doctrines of res judicata and collateral estoppel.

Two additional cases, which were subsequently consolidated before the Third Circuit Court of the State of Hawaii, were filed in 1998. In March 1998, an individual filed a complaint for declaratory judgment against HELCO, the BLNR and the Department of Land and Natural Resources of the State of Hawaii (DLNR). The complaint alleges a violation of plaintiff's constitutional due process rights because the land use conditions (if any) which apply to HELCO's use of the Keahole site were determined administratively by the DLNR (through a letter issued to HELCO in January 1998) rather than being decided by the BLNR in a contested case. Also filed with the complaint was a motion to stay enforcement of the DLNR letter, which motion was denied in April 1998. In May 1998, Waimana Enterprises, whose subsidiary is a partner in Kawaihae Cogeneration Partners
(KCP), filed a lawsuit in the Third Circuit Court of the State of Hawaii, asking for a declaration that the January 1998 DLNR letter is void and seeking an injunction to prevent HELCO from further construction until the Court or the BLNR, at a public hearing, determines what conditions and limitations apply and whether HELCO is in compliance with them. HELCO currently intends to file a motion to consolidate these two cases with the Keahole Defense Coalition lawsuit.

HELCO intends to vigorously defend against the claims raised in these 1997 and 1998 cases and, based on the status of the cases to date, management believes the allegations are without merit and that these cases will not prevent it from constructing CT-4 and CT-5 at Keahole.

IPP complaints. Two independent power producers (IPPs), KCP and Enserch
--------------
Development Corporation (Enserch), filed separate complaints against HELCO with the PUC in 1993 and 1994, respectively, alleging that they are entitled to power purchase contracts to provide HELCO with additional capacity, which they claimed would be a substitute for HELCO's planned 56-MW combined-cycle unit at Keahole. Under HELCO's current estimate of generating capacity requirements, there is a need for capacity in addition to the capacity which might be provided by either of the proposed IPP units.

In September 1995, the PUC allowed HELCO to continue to pursue construction of and commit expenditures for the second combustion turbine (CT-5) and the steam recovery generator (ST-7) for its planned combined-cycle unit, stating in its order that "no part of the project may be included in HELCO's rate base unless and until the project is in fact installed, and is used and useful for utility purposes." The PUC also ordered HELCO to continue negotiating with the IPPs and directed that the facility to be built (i.e., either HELCO's or one of the IPP's) should be the one that can be most expeditiously put into service at "allowable cost."

The current status of the IPPs' PUC complaints, and of a complaint filed by Hilo Coast Power Company (HCPC) in April 1997, is as follows:

     Enserch complaint. On January 16, 1998, HELCO filed with the PUC an
     -----------------
     application for approval of a power purchase agreement for a 60-MW facility and an interconnection agreement with Encogen, an Enserch affiliate, dated October 22, 1997. The agreements were entered into following a settlement agreement between Enserch and HELCO and are subject to PUC approval. The parties to the proceeding include HELCO, Encogen and the Consumer Advocate. Motions to intervene filed by KCP, HCPC and one other IPP were denied by the PUC. KCP filed a notice of appeal, which was denied (in an oral ruling) by the Hawaii court hearing the appeal. The Consumer Advocate filed a Statement of Position on December 11, 1998, in which it recommended that an evidentiary hearing be held following additional discovery, to address its issues and concerns regarding the agreements. The parties signed an amendment to the power purchase agreement on January 14, 1999 which, in part, provides that either party may terminate the agreement if the PUC does not issue an order within eighteen (18) months (extended from twelve
     (12) months originally in the agreement) from the submission of the application. A schedule has not yet been set for the PUC proceeding. The parties are scheduled to submit their proposed prehearing orders on January 19, 1999, and the PUC will then set the issues and schedule of proceedings. Management expects that the schedule set by the PUC will provide the PUC with the opportunity to issue a decision within the six-month extension period, which ends July 16, 1999.

     KCP complaint. In January 1996, the PUC ordered HELCO to continue in good
     -------------
     faith to negotiate a power purchase agreement with KCP. In May 1997, KCP filed a motion for unspecified "sanctions" against HELCO for allegedly failing to negotiate in good faith. In June 1997, KCP filed a motion asking the PUC to designate KCP's facility as the next generating unit on the HELCO system and to determine the "allowable cost" which would be payable by HELCO to KCP. HELCO filed memoranda in opposition to KCP's motions. An evidentiary hearing was held in August 1997. KCP filed two motions, which HELCO also opposed, to supplement the record. The PUC issued an Order in June 1998 which denied all of KCP's pending motions; provided rulings and/or guidance on certain avoided cost and contract issues; directed HELCO to prepare an updated avoided cost calculation, which includes the Encogen agreement; and directed HELCO and KCP to resume contract negotiations. HELCO resumed negotiations with KCP in compliance with the Order and filed a motion for partial reconsideration with respect to one avoided cost issue. The PUC granted HELCO's motion and modified its order in July 1998.

     HCPC complaint. In April 1997, HCPC filed a complaint against HELCO with
     --------------
     the PUC, requesting an immediate hearing on HCPC's offer for a new 20-year power purchase contract for its existing facility, which is proposed to be expanded from 22 MW to 32 MW. HCPC's existing power purchase agreement is scheduled to terminate at the end of 1999. The PUC converted the HCPC complaint into a purchased power contract negotiation proceeding. HCPC submitted a new proposal in the proceeding in February 1998 for a 30-year contract. An evidentiary hearing, which was limited to three issues affecting the calculation of avoided costs, including which of HELCO's planned unit additions could be deferred or displaced by a new power purchase agreement (PPA) with HCPC, was held in April 1998. On November 25, 1998, the Public Utilities Commission (PUC) issued a Decision and Order in the HCPC complaint docket. The Decision and Order states that (1) "whether the next immediate unit is ultimately provided by Encogen at Hamakua or HELCO at Keahole, HCPC can negotiate to provide the increment of power following the next immediate unit", and "HELCO's sunk and parallel planning costs for

     CT-4 and CT-5 will not be part of the avoided cost calculation", and (2) the reconductoring of a transmission line to accept HCPC's proposed 32 MW would be of system-wide benefit, and the cost would not be included in the avoided cost calculation. The decision also addressed a system-modeling issue, and requires that the avoided cost calculation be based on the same assumptions used in the last (April 1998) avoided cost calculation. The PUC directed that HCPC and HELCO continue to negotiate a power purchase agreement and by February 1, 1999 submit to the PUC either a finalized agreement or reports informing the PUC of the matters preventing the finalization of an agreement. HELCO has been complying with the decision with regard to the avoided cost calculations and the resumption of contract negotiations with HCPC.

Management cannot determine at this time whether the PUC will approve the Encogen power purchase agreement or whether the negotiations with KCP or HCPC or related PUC proceedings will result in the execution and/or PUC approval of a power purchase agreement or impact management's plans with regard to installation of HELCO's generating units at the Keahole power plant site.

BLNR petition. On August 5, 1998, the Keahole Defense Coalition filed with the
--------------
BLNR a Petition for Declaratory Ruling under Section 91-8, Hawaii Revised Statutes. The petition alleges that all conditions in Hawaii Administrative Rules 13-2-21 apply to HELCO's default entitlement to use its Keahole site, that the letter issued to HELCO by the DLNR in January 1998 was erroneous because it failed to incorporate all conditions applicable to the existing permits, and that the DOH issued three separate Notices of Violation (NOVs) to HELCO in 1992 and 1998 for violation of clean air rules, which NOVs constitute violations under the existing permits and render such permits null and void. The petition requests that the BLNR commence a contested case on the petition; that the BLNR determine that HELCO has violated the terms of its existing conditional use permits, causing such permits to be null and void; and that the BLNR determine that HELCO has violated the conditions applicable to its default entitlement, such that HELCO should be enjoined from using the Keahole property under such default entitlement. The BLNR requested that each of the parties submit statements of position on the issues and HELCO filed its statement in October 1998. The parties have since filed responsive submissions as well. The matter has not yet been set before BLNR for a determination of whether a hearing will be held.

Complaint and motion for temporary restraining order. On August 5, 1998, KDC
-----------------------------------------------------
filed in the Third Circuit Court of the State of Hawaii a Complaint and Motion for Temporary Restraining Order and Preliminary Mandatory Injunction against HELCO and the Chief Engineer, Department of Public Works, County of Hawaii, and on August 6, 1998, filed an amended complaint. The complaint and amended complaint do not identify a cause of action, but allege that the City Engineer issued eight building permits to HELCO for the expansion of the Keahole Generating Station without requiring HELCO to obtain a final Covered Source Permit as a precondition to construction on the belief that the DOH and the EPA had authorized certain construction activities. The complaints call for the suspension and revocation of the eight building permits and an injunction to prevent further construction by HELCO. The motion calls for the Court to mandate that the Chief Engineer suspend or revoke certain building permits for structures, improvements and facilities which are directly or solely associated with or which are of a permanent nature aimed at completing CT-4, CT-5 and ST-7 and enjoin HELCO from construction at Keahole while the permits are suspended or revoked.

The Court issued a temporary restraining order in September 1998. However, HELCO obtained eight new building permits and the old permits were voided. HELCO then moved to dismiss the case for mootness and, on November 16, 1998, the Court issued a minute order granting the motion to dismiss and denying plaintiff's request for attorneys fees. The final order granting the motion was filed on December 24, 1998.

DOH Notice of Violation. In July 1998, the DOH issued a Notice of Violation
-----------------------
(NOV) to HELCO for items allegedly constituting unauthorized construction activity at the Keahole Generating Station prior to receipt of an effective PSD air permit for CT-4 and CT-5. The NOV required HELCO to immediately halt construction activities on pipe rack foundations, a retaining wall and an oil/water separator, and imposed a fine of $48,800. HELCO complied with the stop work order on the designated items and paid the fine.

EPA Notice of Violation. In September 1998, the EPA issued a NOV to HELCO
-----------------------
stating that HELCO violated the Hawaii State Implementation Plan by commencing construction activities at the Keahole generating station without first obtaining a final air permit. By law, 30 days after the NOV, the EPA may issue an Order requiring compliance with applicable laws, assessing penalties and/or commencing a civil action seeking an injunction; however, no Order has yet been issued. HELCO has put the EPA on notice that certain construction activities not affected by the NOV are continuing, but has halted work on other construction activities at Keahole until otherwise approved by the EPA or until the final air permit is received.

Costs incurred. As of December 31, 1998, HELCO's costs incurred in its efforts
--------------
to put CT-4 and CT-5 into service amounted to $74.9 million, including approximately $30.1 million for equipment and material purchases, approximately $23.3 million for planning, engineering, permitting, site development and other costs and approximately $21.5 million for AFUDC accrued through November 30, 1998, after which HELCO stopped accruing AFUDC (see discussion under "PSD Permit" above). If it becomes probable that CT-4 and/or CT-5 will not be installed, whether as a result of the delay in receiving the PSD permit or other reasons, HELCO may be required to write-off a material portion of the costs incurred in its efforts to put its Keahole CT-4 and CT-5 units into service.

Contingency planning. In June 1995, HELCO filed with the PUC its generation
--------------------
resource contingency plan detailing alternatives and mitigation measures to address the delays that have occurred in obtaining the permits necessary to construct its combined-cycle unit at Keahole. Actions under the plan have helped HELCO maintain its reserve margin and reduce the risk of near-term capacity shortages. In January 1996, the PUC opened a proceeding to evaluate HELCO's contingency resource plan and HELCO's efforts to insure system reliability. HELCO has filed reports with the PUC from time to time updating the contingency plan and the status of the implementation of the plan.


HELCO rate request

In March 1998, HELCO filed a request to increase rates 11.5%, or $17.3 million in annual revenues, based on a 1999 test year and a 12.5% return on average common equity (ROACE), primarily to recover costs relating to two power generation projects--an agreement to buy power from Encogen and the cost of adding CT-4 and CT-5 at HELCO's Keahole power plant. The Encogen agreement has been submitted to the PUC for approval. Depending on the EAB's decision with respect to the motions for reconsideration of its November 25, 1998 Order (see "HELCO power situation" above) and future developments with respect to the Encogen power purchase agreement, HELCO's test year 1999 rate increase application may be withdrawn, in which case a new application will be filed closer to the time when the new generation facilities are expected to be completed.

Maui Electric Company, Limited (MECO) rate request

In January 1998, MECO filed a request to increase rates by 15.3%, or $22.4 million in annual revenues, based on a 12.75% ROACE and a 1999 test year, primarily to recover the costs related to the addition of unit M17 in late 1998. To expedite the rate case proceedings, in October 1998, MECO and the Consumer Advocate negotiated a compromise agreement which, if accepted by the PUC, will resolve most of the issues raised by the Consumer Advocate. MECO's final position in the case (which incorporates the compromise agreement) is a requested increase of $16.4 million in annual revenues, or 11.9%, based on a 12.75% ROACE.

MECO received an interim decision and order from the PUC on December 28, 1998. The order authorizes an interim increase of $11.7 million in annual revenues, or 8.5%, effective January 1, 1999. The order is based on a ROACE of 11.12% because it was the ROACE authorized in MECO's previous rate case. Revenue amounts recorded under PUC approved interim rate adjustments are subject to refund, with interest, upon the final decision on the docket.


Issuance of trust preferred securities and redemption of preferred stock

On December 15, 1998, HECO Capital Trust II, a grantor trust and wholly owned subsidiary of HECO, issued and sold, in an underwritten registered public offering, 2 million of its HECO-obligated 7.30% Cumulative Quarterly Income Preferred Securities, Series 1998, with an aggregate liquidation value of $50 million (the Securities). The Securities were sold pursuant to an Underwriting Agreement dated December 9, 1998 among HECO, MECO, HELCO, the Trust and the several Underwriters named therein. The Registration Statement on Form S-3 (File Nos. 333-65881, 333-65881-01, 333-65881-02 and 333-65881-03) filed by HECO,
MECO, HELCO and the Trust with the Securities and Exchange Commission with respect to the Securities (the Registration Statement) was declared effective under the Securities Act of 1933 on December 8, 1998.

On December 15, 1998, HECO, HELCO and MECO issued a notice that on January 15, 1999, they would redeem all outstanding shares of eleven series of their preferred stock, representing a total par value of approximately $47 million. On January 15, 1999, HECO redeemed its Series M 8.05%, Series Q 7.68% and Series R 8.75% Cumulative Preferred Stock; MECO redeemed its Series A 8.0%, Series B 8.875%, Series D 8.75% and Series G 8.50% Preferred Stock; and HELCO redeemed its Series A 8.875%, Series D 12.75%, Series E 12.25% and Series F 8.50% Preferred Stock.

Item 7. Exhibits

The following documents are hereby being filed as part of this Current Report on Form 8-K in the final form delivered in connection with the offer and sale of the Securities (the exhibit number designations denote the exhibit number assigned to the form or previous version of such documents included as exhibits to the Registration Statement):

Exhibit 1     Underwriting Agreement for offering of QUIPS.

Exhibit 4(c) Amended and Restated Trust Agreement used in connection with the issuance of QUIPS by HECO Capital Trust II.

Exhibit 4(d) HECO Junior Indenture with the Bank of New York, as Trustee, used in connection with the issuance of HECO QUIDS.

Exhibit 4(e)  Certificate No. TP-1 issued to Cede & Co. representing the QUIPS.

Exhibit 4(g)  Trust Guarantee Agreement between The Bank of New York, as Trust
              Guarantee Trustee, and HECO.

Exhibit 4(h) Subsidiary Junior Indenture with The Bank of New York, as Trustee, used in connection with issuance of MECO QUIDS (and in the form used for the HELCO QUIDS) and Subsidiary Guarantees.

Exhibit 4(i)  Expense Agreement among HECO Capital Trust II, HECO, MECO and
              HELCO.

Exhibit 4(j)  Certificate No. TC-1 issued to HECO representing the Trust Common
              Securities of HECO Capital Trust II.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.            HAWAIIAN ELECTRIC COMPANY, INC.
                      (Registrant)                               (Registrant)


 /s/ Curtis Y. Harada                         /s/ Ernest T. Shiraki
-------------------------------------         ------------------------------------
Curtis Y. Harada                              Ernest T. Shiraki
Controller                                    Controller
(Principal Accounting Officer of HEI)         (Principal Accounting Officer of HECO)

Date:  January 19, 1999                       Date:  January 19, 1999